Exhibit 99.1

iRhythm Technologies Announces the Appointment of Renee Budig to its Board of Directors

SAN FRANCISCO, April 23, 2020 -- iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care solutions company focused on the advancement of cardiac care, today announced the appointment of Renee Budig to its Board of Directors effective April 23, 2020. Ms. Budig was appointed as a Class II director and will also serve on the Audit Committee.

“On behalf of the iRhythm team, I am delighted to welcome Renee to our Board of Directors,” said Kevin King, CEO. “Renee has a very strong finance and operations background as a leader and advisor to a number of successful technology companies. Renee will fill a key role in bringing additional experience and perspectives to iRhythm. We are looking forward to Renee’s contributions to guide iRhythm to continued success and help us scale our operations.”

On her appointment, Ms. Budig commented, “I am thrilled to join the Board of iRhythm, a recognized leader in the digital health space. iRhythm has shown a track record of innovation and is changing the status quo in cardiac monitoring. I am looking forward to contributing my expertise and helping iRhythm continue to grow and scale their digital health platform.”

Following the appointment of Ms. Budig, iRhythm’s Board is comprised of eight directors.

About Renee Budig
Ms. Budig has served as a member of the Board of Directors and as Chair of the Audit Committee of Chegg, Inc. since November 2015. Since September 2012, Ms. Budig has served as the Executive Vice President and Chief Financial Officer of CBS Interactive, a division of ViacomCBS, the world’s largest publisher of premium digital content and a perennial top 10 Internet company. Previously, Ms. Budig served as Chief Financial Officer of Hightail, Inc. (formerly branded YouSendIt and acquired by OpenText), a cloud service that allowed users to send, receive, digitally sign and synchronize files. Prior, Ms. Budig was the Vice President of Finance at Netflix, Inc. and the Vice President of Finance for Veritas Software. Ms. Budig holds a B.S. in Business Administration from the University of California, Berkeley.

About iRhythm Technologies, Inc.

iRhythm is a leading digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

Investor Relations Contact:	Media Contact:
Lynn Pieper Lewis or Leigh Salvo	Saige Smith
(415) 937-5404	(262) 289-7065
investors@irhythmtech.com	irhythm@highwirepr.com